  As filed with the Securities and Exchange Commission on September 7, 1999
                                                          Registration No.  333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          ___________________________
                               ALZA CORPORATION
            (Exact Name of Registrant as Specified in Its Charter)

          Delaware                                      77-0142070
(State or other jurisdiction of                      (I.R.S. Employer
 incorporation or organization)                     Identification No.)


                                PETER D. STAPLE
                           Senior Vice President and
                                General Counsel
                              950 Page Mill Road
                                P. O. Box 10950
                           Palo Alto, CA  94303-0802
                                (650) 494-5000

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          ___________________________

                                   Copies to:
                                SARAH A. O'DOWD
                        Heller Ehrman White & Mcauliffe
                             525 University Avenue
                          Palo Alto, California 94301
                          Telephone:  (650) 324-7000
                          Facsimile:  (650) 324-0638

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:[_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:[X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:
[_]_______________________________

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:[_]______________________.________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:[_]

                        CALCULATION OF REGISTRATION FEE

===========================================================================================================================
                                       Amount to be        Proposed Maximum          Proposed Maximum         Amount of
Title of Securities to be Registered   Registered(1)   Offering Price Per Share  Aggregate Offering Price  Registration Fee
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value                20,000               $65.00                $1,300,000               $361.40
===========================================================================================================================

(1) In accordance with Rule 416 under the Securities Act of 1933, Common Stock offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

                            ___________________________

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.
================================================================================

               SUBJECT TO COMPLETION, DATED SEPTEMBER 7, 1999
PROSPECTUS


                               ALZA CORPORATION

                         20,000 Shares of Common Stock

                           _________________________

     This prospectus relates to the possible issuance by ALZA Corporation, a Delaware corporation ("ALZA" or the "Company"), from time to time of up to 20,000 shares of its common stock, par value $0.01 per share, to the holders of currently outstanding warrants to purchase shares of ALZA common stock upon exercise of those warrants in accordance with the Warrant Agreement dated as of May 14, 1993 (the "Warrant Agreement") between ALZA and The First National Bank of Boston, as warrant agent. The aggregate value of the common stock issuable hereunder is $1,300,000. Each warrant entitles the holder to purchase one-eighth of a share of ALZA common stock, in ten-share increments, at a price of $65 per share, subject to adjustment as provided in the Warrant Agreement. The warrants may be exercised at any time prior to the close of business on December 31, 1999.


  ALZA has entered into an Agreement and Plan of Merger, dated June, 21, 1999 (the "Merger Agreement"), by and among ALZA, Abbott Laboratories and AC Merger Sub Inc. pursuant to which ALZA would become a wholly-owned subsidiary of Abbott and each outstanding share of ALZA common stock will be converted into 1.2 shares of Abbott common stock. Under the terms of the warrants and the merger, if the merger is consummated, each outstanding and unexercised warrant will automatically become exercisable to purchase 0.15 of an Abbott common share at an exercise price of $54.17 per full Abbott common share.

     ALZA common stock trades on the NYSE under the symbol "AZA". On September 2, 1999, the last reported sale price of the common stock on the NYSE was $51.00 per share. The exercise price of the warrants is $65.00 per share. Prior to exercising warrants, you should compare the price at which ALZA's common stock is trading to the exercise price of the warrants.

     Beginning on page 2, we have listed several "RISK FACTORS" which you should consider. You should read the entire prospectus carefully before you make your investment decision.

     The Securities and Exchange Commission and state regulatory authorities have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                           _________________________


             The Date of this Prospectus is ________________, 1999


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                                 RISK FACTORS

     You should consider carefully the following risk factors, along with the other information contained or incorporated by reference in this prospectus, in deciding whether to invest in ALZA common stock. These factors, among others, may cause actual results, events or performance to differ materially from those expressed in any forward-looking statements we made in this prospectus.

     The price at which ALZA common stock may be purchased on the New York Stock Exchange may be lower than the exercise price of the warrants.

     Prior to exercising warrants, warrantholders should compare the price at which ALZA's common stock is trading in the market to the exercise price of the warrants. ALZA common stock trades on the NYSE under the symbol "AZA". On September 2, 1999, the last reported sale price of ALZA's common stock on the NYSE was $51.00 per share. The exercise price of the warrants is $65 per share.

     The price of ALZA's stock may go down if the proposed merger with Abbott Laboratories does not occur.

     ALZA has entered into a Merger Agreement with Abbott Laboratories pursuant to which ALZA would become a wholly-owned subsidiary of Abbott. If the proposed merger of ALZA with Abbott is not consummated, the price of ALZA's common stock may go down. The merger may not be consummated for various reasons such as failure to obtain the approval of ALZA's stockholders and failure to obtain required regulatory approvals. If the merger is completed, each outstanding share of ALZA common stock will be converted into 1.2 shares of Abbott common stock.

     ALZA's expanded sales organization may not be successful.

     ALZA significantly expanded its sales organization during 1998, and the profitability of its operations will depend on its ability to use this expanded sales force effectively. ALZA's expanded sales organization may not succeed in increasing ALZA's revenues or profits.

     Many of ALZA's products are new and may not be successful.

     Many of the products sold by ALZA have been introduced only during the last few years. Several are relatively new products that had no established market when they were introduced. Others are used for the treatment of conditions that doctors may under-diagnose or not completely understand. It may be difficult for ALZA to achieve adequate market acceptance and sales levels for these new products.

     Product development efforts may not yield successful products.

     ALZA's future business success will depend on its ability to successfully develop and obtain regulatory approval to market new pharmaceutical products. Development of a product requires substantial technical, financial and human resources even if the product is not successfully completed. Due to uncertainties that are part of the development process, many of the products that ALZA tries to develop will not be completed. ALZA may not choose product candidates that will be successful, it may not be able to execute development in a timely manner and it may not be able to fully fund development programs necessary to complete development. Delays or unanticipated increases in costs of development at any stage of development, or failure of ALZA to obtain regulatory approval or market acceptance for its products, could adversely affect ALZA's operating results.

     ALZA's drug delivery technologies may not be broadly applicable or may require extensive further investment.

     The ALZA drug delivery systems may not perform in the same manner when different drugs are incorporated into them and therefore these drug delivery systems may not prove to be as useful or valuable as originally thought. Substantial funding and other resources may be required to continue the development of drug delivery systems for use with additional drugs.

     Special materials must often be manufactured for the first time for use in drug delivery systems, or materials may be used in the systems in a manner different from their customary commercial uses. Materials needed for ALZA's drug delivery systems may be difficult to obtain on commercially reasonable terms, particularly when relatively small quantities are required, or if the materials traditionally have not been used in pharmaceutical products. Precision and reproducibility of certain materials are critical to the performance of ALZA drug delivery systems, so having reliable sources of materials is important.

     Results of clinical trials and approval of products are uncertain and ALZA may be delayed in or prohibited from selling its products.

     ALZA may suffer significant setbacks in advanced clinical trials of our products, even after obtaining promising results in earlier trials. In addition, clinical studies may not demonstrate the safety and effectiveness of a product and even successful completion of clinical trials may not result in marketable products.

     Before obtaining regulatory approvals for the sale of any of its products, ALZA must demonstrate through preclinical studies and clinical trials that the product is safe and effective in each intended use. The results from preclinical and early clinical studies do not always accurately predict results in later, large-scale testing.

     ALZA relies on other companies to conduct certain clinical trials. Those companies may have different interests or priorities than ALZA, and its design, timing and conduct of clinical trials may not meet the objectives of ALZA. ALZA also works with a number of pharmaceutical companies who control or share control of clinical development.

     The rate of patient enrollment sometimes delays completion of clinical studies. There is substantial competition to enroll patients in clinical trials for oncology products, and such competition has delayed clinical development of ALZA products in the past. Delays in planned patient enrollment can result in increased development costs and delays in regulatory approval.

     ALZA's operations depend on compliance with complex governmental regulations.

     The products that ALZA develops and sells are subject to extensive regulation by the United States Food & Drug Administration ("FDA") and comparable agencies in other countries. These regulations govern a range of activities including clinical testing, market clearance, manufacturing, quality assurance, advertising and record-keeping. Failure to obtain, or delays in obtaining, regulatory clearance to market new products or existing products for new indications, as well as other regulatory actions and recalls, could adversely affect ALZA's results of operations.

     Applications for marketing clearance must be based on extensive clinical and other testing. Requirements for approval may differ from country to country, and can involve additional testing and additional costs.

     Substantial delays can occur in obtaining required clearances from both the FDA and foreign regulatory authorities after applications are filed. Regulatory authorities may not approve a product for the uses that are proposed by ALZA, thereby limiting our ability to market the product. Even after clearances are obtained, further delays may occur before the products become commercially available in countries requiring pricing approvals.

     Pharmaceutical pricing and reimbursement pressures may reduce profitability.

     As pressures for cost containment increase in the United States health care industry, the prices ALZA can charge for products may be less favorable than in the past. If one or more of ALZA's products is not included on approved drug lists or is not reimbursed adequately by government agencies or managed care organizations, its future profitability may be adversely affected.

     Government and other third-party payors have increased attempts to contain health care costs by limiting the level of reimbursement for new drugs and sometimes by refusing to provide coverage or reimbursement for uses of the products for which the FDA has not granted marketing clearance. In addition, in many international markets, governments control the prices of prescription pharmaceuticals. In these markets, once marketing approval is received, pricing negotiation can take another 6 to 12 months or longer.

     ALZA may be forced to lower prices to compete with other products. Lower prices, competitors' attempts to gain market share or introductory pricing programs could adversely affect ALZA's business, financial condition and results of operations.

     ALZA depends on relationships with other companies for revenues and access to technologies and failure to maintain these relationships would hurt ALZA.

     A substantial portion of ALZA's net income currently results from royalties, fees and transfer prices paid by other companies selling products incorporating ALZA technologies. These revenues vary from quarter to quarter as a result of changing levels of product sales by these client companies.

Because the client companies make the decisions regarding commercializing these products, ALZA does not directly control most of the variables that affect these revenues. In addition, these revenues can be adversely affected by competition and pressures for cost containment on client companies.

     ALZA also relies on relationships with client and other companies for access to proprietary technology which it needs for product development, including proprietary rights to drugs that may be incorporated into ALZA drug delivery systems. ALZA's business could be adversely affected if it were unable to access these proprietary technologies and drugs.

     Uncertainty of supply may affect ALZA's ability to produce and sell products.

     A number of ALZA products are made at only one facility. A shutdown in any of these facilities due to technical, regulatory or other problems, resulting in an interruption in supply of products, could have an adverse impact on ALZA's financial results.

     The manufacturing process for pharmaceutical products is highly regulated, and regulators may shut down manufacturing facilities that they believe do not comply with regulations. The FDA's current Good Manufacturing Practices are extensive regulations governing manufacturing processes, stability testing, record-keeping and quality standards. Similar, but not identical, regulations are in effect in other countries.

     An interruption in supply from a supplier of a key material could significantly delay the manufacturing of one or more ALZA products. Because the suppliers of key components and materials must be named in the New Drug Application ("NDA") filed with the FDA for a product, substantial delays can occur if the qualification of a new supplier is required.

     Patents and other intellectual property protection may be difficult to obtain or ineffective, allowing other companies to more easily produce products similar to ALZA's.

     Patent protection generally has been important in the pharmaceutical industry. ALZA believes that its current patents, and patents that may be obtained in the future, are important to current operations and will be important in the future.

     ALZA's existing patents may not cover future products, additional patents may not be issued, and current patents or patents issued in the future may not provide meaningful protection or prove to be of commercial benefit. If patent protection is not available, ALZA may face greater competition or pricing pressures than expected.

     In the United States, patents are granted for specified periods of time. Some of ALZA's earlier patents covering various aspects of certain oral and transdermal dosage forms have expired, or will expire, over the next several years. In 2003, certain ALZA patents are due to expire that relate to its OROS(R) systems and the Procardia(R) XL (nifedipine) product (which uses the OROS delivery system).

     ALZA commercializes several products it has acquired or in-licensed from other companies. The extent to which those products are protected by patent rights varies significantly from product to product. Some products, such as Ditropan(R) and Mycelex(R) Troche, have been sold for many years and are not covered by patents. Other products may have patent protection only for certain formulations or uses of the product. Additional patents relating to these products may or may not be issued, or if issued, may not provide significant proprietary protection for these products.

     Other companies may successfully challenge our patents in the future. In some cases, other companies have initiated reexamination by the United States Patent and Trademark Office of patents issued to ALZA, and have opposed ALZA patents in other jurisdictions. Others have also challenged the validity or enforceability of ALZA patents in litigation. If any challenge is successful, other companies may then be able to use the invention covered by the patent without payment.

     Other companies may try to obtain patents relating to technologies or products similar to ALZA's. This competitive patent activity may result in adversarial proceedings such as patent interferences and oppositions, which may result in third parties obtaining patent positions superior to ALZA's. If other companies are able to obtain patents that cover any of ALZA's technologies or products, ALZA may be subject to liability for damages and our activities could be blocked by legal action unless it can obtain licenses to those patents.

     In addition, ALZA utilizes significant unpatented proprietary technology and relies on unpatented trade secrets and proprietary know-how to protect certain aspects of our production and other technologies. Other companies may develop similar technology to compete with ALZA.

     ALZA faces intense competition from other companies whose products may gain greater market acceptance than ALZA's.

     Most or all of the products commercialized by ALZA will face competition from different chemical or other agents intended for treatment of the same diseases. In addition, ALZA's current and future products are likely to face competition both from traditional forms of drug delivery and from advanced delivery systems being developed by others. A large number of companies are developing drug delivery technologies. Competitors could include any of the pharmaceutical companies in the world, including companies for which ALZA has developed products. Many of these pharmaceutical companies have greater financial resources, technical staff and manufacturing and marketing capabilities than ALZA does. To the extent that ALZA develops or markets products incorporating drugs that are not covered by patents, or products that are being developed by multiple companies, ALZA is likely to face competition from other companies developing and marketing similar products.

     Other pharmaceutical companies are aggressively seeking to obtain new products by licensing products or technology from other companies. ALZA will be competing to license or acquire products or technology with companies with far greater financial and other resources.

     Generic pharmaceutical manufacturers will increase competition for certain products. Generic competitors generally are able to obtain regulatory approval for drugs no longer covered by patents without investing in costly and time-consuming clinical trials, and need only demonstrate that their product is equivalent to the drug they wish to copy. Because of their substantially reduced development costs, generic companies are often able to charge much lower prices for their products than the originator of a new product. Several generic companies have filed for approval to market generic versions of the ALZA-developed Procardia XL product. The introduction of generic competition could significantly reduce ALZA's royalties from this product. A number of ALZA products incorporate chemical entities that are not covered by patents. These products may be subject to competition from generic drugs.

     Product liability claims may increase costs and decrease profits.

     Testing, manufacturing, marketing and use of ALZA's pharmaceutical products involve substantial risk of product liability claims. In the past, product liability exposure has been modest and ALZA has been indemnified by client companies who market products developed by ALZA. However, due to the expansion of ALZA's marketing and sales activities and increased sales of products marketed directly by ALZA, the exposure to product liability claims may increase significantly. Although ALZA maintains product liability insurance, a single product liability claim could exceed coverage limits, and multiple claims are possible. If that happens, the insurance coverage ALZA has may not be adequate, and in the future such insurance may not be renewed at an acceptable cost or at all. Our business, financial condition and results of operations could be materially and adversely affected by one or more successful product liability claims.

                      WHERE YOU CAN FIND MORE INFORMATION

     ALZA files annual, quarterly, and current reports, proxy statements, and other documents with the Securities and Exchange Commission. You may read and copy any document ALZA has filed with the SEC at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov where certain information regarding issuers (including ALZA) may be found.

     This prospectus is part of a registration statement that we filed with the SEC (Registration No. 333-______). The registration statement contains more information than this prospectus regarding ALZA and its common stock, including certain exhibits and schedules. You can get a copy of the registration statement from the SEC at the address listed above or from its Internet site.

     You should rely only on the information contained, or incorporated by reference, in this prospectus or the registration statement. ALZA has not authorized anyone to provide you with information different from that contained in this prospectus. ALZA is offering shares of its common stock upon exercise of the warrants only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate" into this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus, and all future documents filed with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we terminate the offering of these shares.

  SEC Filing                                       Period/Filing Date
  ----------                                       ------------------
Annual Report on Form 10-K/A                   Year ended December 31, 1998

Quarterly Reports on Form 10-Q                 Quarter ended March 31, 1999
                                               Quarter ended June 30, 1999

Current Reports on Form 8-K                    Dated December 16, 1998
                                               Dated March 16,1999
                                               Dated May 12, 1999
                                               Dated June 25, 1999

Description of Common Stock contained in       July 10, 1996
Registration Statement on Form 8-A

You may request a copy of these documents, at no cost, by calling (650) 494-5000 or writing to:

  Corporate and Investor Relations
  ALZA Corporation
  950 Page Mill Road
  Palo Alto, CA94304

                          FORWARD-LOOKING STATEMENTS

     This Prospectus contains certain forward-looking statements that are subject to certain risks and uncertainties. These statements include statements regarding (i) the Company's proposed merger with Abbott Laboratories, (ii) the Company's products and its ability to develop new products, (iii) regulatory approval of the Company's products, (iv) the Company's intellectual property, and (v) the Company's competition. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The Company cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including the following: risks associated with the Company's proposed merger with Abbott Laboratories; expansion of operations, international operations, and personnel; intense competition; variation in the Company's operating results; technological change; the Company's ability to develop and protect proprietary products and technologies and to enter into collaborative commercial relationships; the Company's future capital requirements; and uncertainties as to the extent of future government regulation of the Company's business. As a result, the Company's future efforts and results involve a high degree of risk.


                                  THE COMPANY

     ALZA is a research-based pharmaceutical company with leading drug delivery technologies. ALZA applies its technologies to develop pharmaceutical products with enhanced therapeutic value for its own portfolio and for many of the world's leading pharmaceutical companies. ALZA's sales and marketing efforts are currently focused on the urology and oncology fields of medicine. Until 1993, ALZA's business consisted almost exclusively of product development activities undertaken pursuant to development and commercialization agreements with large pharmaceutical companies. Among the ALZA-developed products commercialized to date by client companies under these arrangements are Procardia XL(R) /Adalat C(R) (nifedipine) for the treatment of angina and hypertension, Transderm-Nitro (nitroglycerin transdermal system) for the prevention and treatment of angina, Duragesic(R) (fentanyl transdermal system) for treatment of certain patients with chronic pain, NicoDerm(R) CQ (nicotine transdermal system) for use as an aid in smoking cessation, and Glucotrol XL(R) (glipizide) for the treatment of Type II diabetes.

     Beginning in 1993, ALZA embarked on a new strategy to become a fully-integrated commercial pharmaceutical company. Although ALZA has continued its traditional product development arrangements with client companies, and currently has products in development with a number of major pharmaceutical companies, ALZA has expanded its commercialization capabilities and activities. ALZA Pharmaceuticals, ALZA's sales and marketing division, now markets and promotes 15 urology and oncology products. At December 31, 1998, ALZA Pharmaceuticals had a specialty United States oncology sales organization of approximately 75 sales professionals, and a sales organization of over 300 United States sales professionals, plus 12 in Canada, promoting its urology products to urologists and other specialists, as well as primary care physicians. In addition, ALZA's Ditropan XL(R) (oxybutynin chloride) product, launched in the United States on February 1, 1999, is co-promoted to general practitioners by approximately 350 sales professionals from UCB Pharma, Inc. and approximately 300 sales professionals from Abbott Laboratories.

     On March 16, 1999, ALZA completed its merger with SEQUUS Pharmaceuticals, Inc., an integrated pharmaceutical company engaged in the development of therapies for cancer and other diseases utilizing advanced drug delivery technologies. This transaction was accounted for under the pooling-of-interests method of accounting.

     On June 21, 1999, ALZA entered into an Agreement and Plan of Merger by and among ALZA, Abbott Laboratories and AC Merger Sub Inc., pursuant to which ALZA would become a wholly-owned subsidiary of Abbott and each outstanding share of ALZA common stock will be converted into 1.2 shares of Abbott common stock. If the merger is consummated, each outstanding and unexercised warrant will automatically become exercisable to purchase 0.15 of an Abbott common share at an exercise price of $54.17 per full Abbott common share.

                             PLAN OF DISTRIBUTION

     The Company may from time to time issue the shares of common stock registered by this Registration Statement to the holders of warrants upon the exercise of warrants in accordance with the Warrant Agreement. The Company will issue the common stock directly or through agents to the holders of the warrants.

                                USE OF PROCEEDS

     ALZA will receive approximately $1,300,000 if warrantholders exercise warrants to purchase all 20,000 shares of common stock registered hereunder. ALZA intends to use any such proceeds for general working capital.

                                 LEGAL MATTERS

     Peter D. Staple, Senior Vice President and General Counsel of ALZA, has issued an opinion about the validity of the securities being offered. Mr. Staple owns 2,592 shares of common stock and has options to purchase 170,000 shares of common stock, 95,000 of which are exercisable within 60 days of August 31, 1999. In addition, Mr. Staple owns 16,300 shares of restricted stock 14,000 of which vest on August 12, 2002 and 2,300 of which vest on May 6, 2003.

                                    EXPERTS

     Ernst & Young LLP have audited ALZA's consolidated financial statements and schedule, included in ALZA's Current Report on Form 8-K filed with the Securities and Exchange Commission on May 12, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. ALZA's consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the resale of the shares being registered. All amounts are estimated except the SEC Registration Fee and the NYSE listing application fee.

     SEC Registration Fee............................  $   365
     NYSE Listing Application Fee....................  $   300
     Accounting Fees and Expenses....................  $ 5,000
     Legal Fees and Expenses.........................  $ 5,000
     Miscellaneous...................................  $ 3,500
       Total.........................................  $14,165
                                                       =======
Item 15.  Indemnification of Directors and Officers


     Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of his or her fiduciary duty as a director, except in the case where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. ALZA's Certificate of Incorporation contains a provision that eliminates directors' personal liability as set forth above.

     Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     In addition, Article 9 of ALZA's Certificate of Incorporation provides as follows:

     Limitation of Liability and Indemnification of Directors.

     (a) Elimination of Certain Liability of Directors. No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

     (b)  Indemnification and Insurance.

          (1) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), because he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans), whether the basis of the proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than that law permitted the corporation to provide before such amendment), against all expense, liability and loss (including attorneys' fees, judgments, penalties, fines, Employee Retirement Income Security Act of 1974 excise taxes or penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors of the corporation. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. The right to indemnification conferred by this Section shall be a contract right which may not be retroactively amended and shall include the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service with respect to an employee benefit plan) in advance of the final disposition of the proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if ultimately it shall be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the indemnification of directors and officers.

          (2) Nonexclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

          (3) Insurance. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     ALZA has purchased directors and officers liability insurance which would indemnify the directors and officers of ALZA against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 16.

   5.1          Opinion of Peter D. Staple

  10.1          Warrant Agreement (previously filed as an exhibit to ALZA's Form
                8-A Registration Statement (Commission File No. 0-11234) dated
                March 31, 1993, as amended)

  23.1          Consent of Peter D. Staple (contained in opinion filed as
                Exhibit 5.1)

  23.2          Consent of Ernst & Young LLP, Independent Auditors

  24.1          Power of Attorney (see page II-5)

Item 17.  Undertakings

A.   The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offering herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant's Restated Certificate of Incorporation and Bylaws, and the Delaware General Corporation Law, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person for liabilities arising under the Act in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Palo Alto, California on September 7, 1999.

                           ALZA CORPORATION


                           By: /s/ BRUCE C. COZADD
                               -------------------------------------------------
                               Bruce C. Cozadd
                               Senior Vice President and Chief Financial Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Dr. Ernest Mario and Mr. Bruce C. Cozadd his or her true and lawful attorneys in fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated as of September 7, 1999.

          Signature                                                 Title
-----------------------------                  ---------------------------------------------

/s/ DR. ERNEST MARIO
_____________________________                    Chairman of the Board, Chief Executive Officer and
Dr. Ernest Mario                                 Director (Principal Executive  Officer)

/s/ DR. WILLIAM BRODY
_____________________________                    Director
Dr. William Brody

/s/ DR. ROBERT J. GLASER
_____________________________                    Director
Dr. Robert J. Glaser

/s/ DR. I. CRAIG HENDERSON
_____________________________                    Director
Dr. I. Craig Henderson

/s/ DEAN O. MORTON
_____________________________                    Director
Dean O. Morton

/s/ DENISE O'LEARY
_____________________________                    Director
Denise O'Leary

/s/ ISAAC STEIN
_____________________________                    Director
Isaac Stein

/s/ JULIAN N. STERN
_____________________________                    Director
Julian N. Stern

/s/ BRUCE C. COZADD                              Senior Vice President and Chief Financial
_____________________________                    Officer (Principal Financial and Accounting Officer)
Bruce C. Cozadd

                               INDEX TO EXHIBITS



Exhibit No.     Description                                                Page
_______________________________________________________________________________

   5.1          Opinion of Peter D. Staple

  10.1 Warrant Agreement (previously filed as an exhibit to ALZA's Form 8-A Registration Statement (Commission File No. 0-11234) dated March 31, 1993, as amended)

  23.1          Consent of Peter D. Staple (contained in opinion filed as
                Exhibit 5.1)

  23.2          Consent of Ernst & Young LLP, Independent Auditors

  24.1          Power of Attorney (see page II-5)